Exhibit 99.2

RPM International Inc. Issues 2021 Sustainability Report

MEDINA, Ohio – August 22, 2022 – RPM International Inc. (NYSE: RPM) has issued its 2021 Sustainability Report: Building a Better World. Building a Better World is RPM’s ongoing commitment to building a sustainable future across three pillars: Our Products, Our People and Our Processes, with a strong foundation in governance. The report reviews RPM’s progress toward the three pillars and highlights the company’s sustainability goals and strategy. The report is available at https://www.rpminc.com/sustainability.

Highlights include:

•	New 2025 sustainability goals

•	2022 associate survey found 83 percent of respondents have favorable engagement and 88 percent are proud to be a part of RPM

•	Issued first water stress analysis of all manufacturing locations

•	Appointment of vice president – compliance and sustainability to lead sustainability efforts

•	Expansion of associate training and educational opportunities that drive diversity and inclusion

•	Formation of Building a Better World Oversight Committee

Using 2021 data as a performance measurement base, RPM’s 2025 sustainability goals include:

•	Reduce Scope 1 and Scope 2 greenhouse gas emissions from RPM facilities by 20 percent per ton of production

•	Reduce energy consumed in RPM facilities by 10 percent per ton of production

•	Reduce waste-to-landfill from RPM facilities by 10 percent per ton of production

•	Increase recycling at RPM facilities by 20 percent per ton of production

•	Identify and implement additional opportunities for water reuse and conservation

RPM’s successful completion of the 2020 MAP to Growth Operating Improvement Program included the closure and consolidation of 31 manufacturing facilities and the institution of lean manufacturing disciplines and operating efficiency initiatives. Based on what the company was able to estimate given the limited data available from 2015, compared to 2021 on a per ton of production basis, the approximate reductions were as follows: greenhouse gas emissions by 40%, energy usage by 35%, and waste by 40%.

In September 2021, RPM appointed Tracy D. Crandall to lead the company’s sustainability efforts. As vice president – compliance and sustainability and associate general counsel, Crandall is responsible for the company’s global sustainability and environmental, social and governance initiative – Building a Better World.

“Sustainability is fundamental to who we are at RPM,” stated Frank C. Sullivan, Chairman and CEO of RPM International. “We are committed to being good corporate stewards with our products, for our people, and for the environment. This commitment is supported by a foundation built upon our values of transparency, trust and respect. Tracy’s enthusiastic leadership of RPM’s Building a Better World initiative will guide us along this journey and help us prioritize the areas where we can make the biggest impact.”

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across four reportable segments: consumer, construction products, performance coatings and specialty products. RPM has a diverse portfolio of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, DayGlo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company employs approximately 16,800 individuals worldwide. Visit www.RPMinc.com to learn more.

For more information, contact Matt Schlarb, senior director – investor relations, at 330-220-6064 or mschlarb@rpminc.com.

Forward-Looking Statements

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us and are subject to uncertainties and factors (including those specified below), which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital, and the viability of banks and other financial institutions; (b) the prices, supply and availability of raw materials, including assorted pigments, resins, solvents, and other natural gas-and oil-based materials; packaging, including plastic and metal containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) the timing of and the realization of anticipated cost savings from restructuring initiatives and the ability to identify additional cost savings opportunities; (j) risks related to the adequacy of our contingent liability reserves; (k) risks relating to the Covid pandemic; (l) risks related to adverse weather conditions or the impacts of climate change and natural disasters; (m) risks relating to the Russian invasion of Ukraine and other wars;(n) risks related to data breaches and data privacy violations; and (o) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2022, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.